ANNEX D

                       PRO FORMA SELECTED FINANCIAL DATA


      The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of LRMT and SGI.


                                           Year        9 months
					  ended		ended
				       December 31   September 30
				           2004          2005
                                        (Audited)    (Unaudited)
Revenue                               $     -        $     -
Cost of Revenue                             -              -
					---------      ---------
Gross Margin                                -              -
Selling General and Administrative      1,719,558     1,411,256
Costs associated with rescinded merger  1,022,015	   -
					---------     ----------
      Total Expenses                    2,741,573     1,411,256

Operating Income                       (2,741,573)   (1,411,256)

Total Other Income (Expense)               (2,365)     (     - )
					---------     ---------
Net Income (Loss)                      (2,743,938)  $(1,411,256)

Total Assets                           $     -       $     7,406
Total Liabilities                      $ 1,130,383   $ 1,207,539
Shareholders' equity                   $(1,130,383)  $ 1,200,133